UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2008 (January 31, 2008)

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-49790	11-3200514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors, or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Based Equity Award Targets

As previously disclosed by the Verint Systems Inc. (the “Company”), on July 2, 2007, the Compensation Committee of the Board (the “Compensation Committee”) and the Stock Option Committee of the Board (the “Stock Option Committee”, and together with the Compensation Committee, the “Committees”) jointly approved the grant of performance-vested restricted stock units to Dan Bodner, the Company’s Chief Executive Officer and a member of the Board and Douglas Robinson, the Company’s Chief Financial Officer, in accordance with the Company’s 2004 Stock Incentive Compensation Plan, as amended, and the Company’s current forms of applicable equity award agreements.

On such date, the Committees jointly approved the grant of 56,300 performance-vested restricted stock units to Mr. Bodner, with 18,766 units vesting upon the Board or the Stock Option Committee’s determination of the Company’s achievement of specified revenue targets (to be defined by the Board or the Stock Option Committee) for the period from August 1, 2007 through January 31, 2008 (the “2007 Period”), 18,767 units vesting upon the determination of such achievement for the period from February 1, 2008 through January 31, 2009 (the “2008 Period”), and 18,767 units vesting upon the determination of such achievement for the period from February 1, 2009 through January 31, 2010 (the “2009 Period”). On such date, the Committees also jointly approved the grant of 12,900 performance-vested restricted stock units to Mr. Robinson, with 4,300 units vesting upon the Board or the Stock Option Committee’s determination of the Company’s achievement of specified revenue targets (to be defined by the Board or the Stock Option Committee) for the 2007 Period, 4,300 units vesting upon the determination of such achievement for the 2008 Period, and 4,300 units vesting upon the determination of such achievement for the 2009 Period. Notwithstanding the foregoing, if either of the following events has not occurred at the time when the performance-vested restricted stock units described above would otherwise vest, such restricted stock units will not vest until the later of such events to occur: (i) the Company becoming compliant with its reporting obligations under the Securities Exchange Act of 1934, as amended and (ii) the shares of the Company’s common stock being listed on one or more established stock exchanges or national market systems, including without limitation, The Nasdaq Global Market.

On January 31, 2008, the Stock Option Committee approved the revenue targets for the 2007 Period for the performance-vested restricted stock units eligible for vesting in such period. The revenue targets for the 2008 Period and 2009 Period will be determined by the Board or the Stock Option Committee at a later date.

Cash Bonus Plan Targets

As previously disclosed by the Company, on March 16, 2007, the Compensation Committee approved target cash bonuses in the amount of $434,000 for Mr. Bodner and $204,000 for Mr. Robinson. These target cash bonuses are payable depending on the Company’s achievement of certain performance targets to be determined by the Compensation Committee.

On January 31, 2008, the Compensation Committee determined that one half of each executive’s target bonus would be dependent on the Company’s non-GAAP revenue for the year ended January 31, 2008 (“fiscal 2007”) and one half would be dependent on the Company’s non-GAAP operating income for fiscal 2007, as opposed to the Company’s non-GAAP net income as previously disclosed. The Compensation Committee also approved the non-GAAP revenue and non-GAAP operating income targets, and associated percentages of target bonus payable, for fiscal 2007.

If the Company’s non-GAAP operating income falls between the specified targets, the executives will receive between 75% and 200% of the half of their target bonus that is dependent on the Company’s non-GAAP operating income. If the Company’s non-GAAP revenue falls between the specified targets, the executives will receive between 75% and 200% of the half of their target bonus that is dependent on the Company’s non-GAAP revenue.

The non-GAAP performance targets for fiscal 2007 are subject to adjustment by the Compensation Committee as may be necessary and appropriate, in the Committee’s judgment, as a result of the Company’s ongoing audit, which may affect revenue and operating income for such period.

Director Resignation

On January 31, 2008, David Ledwell notified the Company of his resignation from the Board effective January 31, 2008. The resignation was not the result of any disagreement with the Company and Mr. Ledwell remains an employee of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: February 4, 2008

	By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	Chief Legal Officer